NEWS RELEASE



              AMCAST ANNOUNCES DISCUSSIONS FOR SALE OF THREE PLANTS


DAYTON, OHIO, June 4, 2003 - Amcast Industrial Corporation, (AICO.OB) today announced that it is engaged in exclusive discussions with Citation Corporation relating to the possible sale of Amcast's Wapakoneta, Ohio, Richmond, Indiana, and Cedarburg, Wisconsin, plants and its Southfield, Michigan office facility. The Company cautioned that there can be no assurance that these discussions will result in a definitive agreement or a sale by the Company of all or any portion of these businesses.

As previously disclosed, the Company has been engaged in the process of marketing this portion of its business and has engaged Lincoln Partners LLC to assist in this process.

Amcast Industrial Corporation is a leading manufacturer of technology-intensive metal products. Its two business segments are brand name Flow Control Products marketed through national distribution channels and Engineered Components for original equipment manufacturers. The company serves the automotive, construction, and industrial sectors of the economy.

This release includes "forward-looking statements" which are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors include, among others: general economic conditions less favorable than expected, fluctuating demand in the automotive and housing industries, price pressures in the Company's automotive and flow control businesses, effectiveness of production improvement plans, labor availability and relations at the Company and its customers, the continued U.S. involvement in Iraq and homeland security measures.

Contact--
Media and Investors:  Michael Higgins 937/291-7015